Exhibit 5.1

August 18, 2026

iPower Inc.

8798 9th Street

Rancho Cucamonga, CA 91730

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to iPower Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1, (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of up to 5,873,610 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable to such Selling Stockholder upon conversion of $3,149,444 aggregate principal of Series A senior secured convertible notes of the Company (the “Senior Secured Convertible Notes”), which Senior Secured Convertible Notes were issued pursuant to the terms of a Securities Purchase Agreement dated December 22, 2025, as amended on July 7, 2026. The Senior Secured Convertible Notes were sold to the Selling Stockholder in a private placement pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D of the Securities Act.

We have examined the Senior Secured Convertible Notes and the Sixth Amended and Restated Articles of Incorporation, as amended, of the Company. We have examined such additional documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued by the Company upon conversion or otherwise pursuant to the terms and conditions of the Senior Secured Convertible Notes, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to Chapter 78 of the Nevada Revised Statutes as concerns laws governing corporations and the federal laws of the United States of America. We express no opinion with respect to the laws of any other jurisdiction. The opinions herein are limited to the laws, rules and regulations as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

MJP/ JBE